Exhibit (A)(5)(C)
FOR IMMEDIATE RELEASE
CONTACT:
Raphael Carty
516.734.3777
Raphael.Carty@dealertrack.com
Tom Pratt
RF|Binder Partners
212.994.7563
Tom.Pratt@rfbinder.com
DEALERTRACK ACCEPTS SHARES IN TENDER OFFER FOR ARKONA AND COMMENCES SUBSEQUENT OFFERING PERIOD
Lake Success, NY, May 30, 2007 —DealerTrack Holdings, Inc. (Nasdaq: TRAK) today announced the expiration of the initial offering period of the tender offer for all of the outstanding shares of Arkona, Inc. (OTCBB: ARKN.OB). The initial offering period expired as scheduled at 12:00 midnight, New York City time, on Tuesday, May 29, 2007.
The depositary for the offer has advised that, as of the expiration of the initial offering period, approximately 32,845,000 Arkona shares were validly tendered for $1.38 per share and not withdrawn (including approximately 268,000 shares delivered through notices of guaranteed delivery), representing approximately 86% of the outstanding shares of Arkona. DealerTrack has accepted for payment all tendered shares.
DealerTrack has commenced a subsequent offering period for all remaining shares of Arkona stock, to provide stockholders who have not yet tendered their shares with the opportunity to do so. DealerTrack will pay $1.38 per share of common stock during this subsequent offering period. This subsequent offering period will expire at 5:00 p.m., New York City time, on Monday, June 4, 2007, unless further extended. Any such extension will be followed by a public announcement no later than 9:00 a.m., New York City time, on Tuesday, June 5, 2007.
Shareholders who require assistance tendering their shares should immediately contact Georgeson, the Information Agent for the tender offer, at (866) 577-4991.
All shares validly tendered during this subsequent offering period will be immediately accepted and payment will be made promptly after acceptance, in accordance with the terms of the offer. Procedures for tendering shares during the subsequent offering period are the same as during the initial offering period with two exceptions: (1) shares cannot be delivered by the guaranteed delivery procedure, and (2) shares tendered during the subsequent offering period may not be withdrawn, pursuant to Rule 14d-7(a)(2) promulgated under the Securities Exchange Act of 1934, as amended.

DealerTrack intends to exercise its option to purchase additional shares directly from Arkona for the price of $1.38 per share, which will provide ownership of at least 90% of Arkona’s outstanding stock when combined with the shares purchased by DealerTrack through the tender offer.
Once the subsequent offering period expires, DealerTrack intends to merge Arkona with a DealerTrack subsidiary, and Arkona will then become a wholly owned subsidiary of DealerTrack. Through this merger, DealerTrack will acquire all other Arkona shares (other than those as to which holders properly exercise appraisal rights) at the same price of $1.38 per share of common stock, without interest and less any required withholding taxes. DealerTrack will be the owner of at least 90% of the outstanding Arkona shares and will be able to effect the merger without the need for a meeting of Arkona stockholders. Arkona stockholders who continue to hold their shares at the time of the merger and fulfill certain other requirements of Delaware law will have appraisal rights in connection with the merger.
This document is for information purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Arkona stock are only being made pursuant to an offer to purchase and related materials that DealerTrack has filed with the Securities and Exchange Commission. Arkona stockholders should read these materials carefully prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. Arkona’s stockholders will be able to obtain copies of these documents free of charge, along with other documents filed with the SEC, at www.sec.gov. Arkona stockholders can also obtain free copies of the solicitation/recommendation statement, along with any documents Arkona has filed with the SEC, by request to Arkona, Inc. at 10757 South River Front Parkway, Suite 400, South Jordan, UT 84095, Attention: Leland Boardman, telephone: (801) 501 7100.
About DealerTrack
DealerTrack Holdings, Inc. (Nasdaq: TRAK) is a leading provider of on-demand software and data solutions for the U.S. automotive retail industry. Our solutions enable dealers to receive consumer leads, submit credit applications, compare financing and leasing options, sell insurance and other aftermarket products, document compliance, and execute financing contracts electronically. Over 22,000 dealers, more than 350 financing sources, and many other service and information providers are active in the DealerTrack network. For more information, visit www.dealertrack.com.
Safe Harbor for Forward-Looking and Cautionary Statements
Statements in this press release regarding DealerTrack, the tender offer to acquire Arkona shares, the completion of the merger of Arkona, and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of DealerTrack to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.
Factors that might cause such a difference include: the ability to retain Arkona’s customer base, the ability to integrate Arkona’s business, and other risks listed in DealerTrack’s 2006 Form 10-K and other Securities and Exchange Commission filings. These filings are available on DealerTrack’s website at www.dealertrack.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof. DealerTrack disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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